EXHIBIT 4.1

DREWRYS BREWING COMPANY

A NEVADA CORPORATION

TOTAL AUTHORIZED ISSUE
3,000,000 SHARES COMMON STOCK, $0.001 PAR VALUE

This certifies that _________________________________________________________ is hereby issued _________________________________________________________ fully paid and non-assessable Shares of Common Stock of Drewrys Brewing Company, transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Drewrys Brewing Company has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of the _______ day of _______________ 20 __________.

Chief Executive Officer	[SEAL]	Secretary